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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                 AMENDMENT NO. 5
                                       TO
                                 SCHEDULE 14D-9
                  Solicitation/Recommendation Statement under
            Section 14(d)(4) of the Securities Exchange Act of 1934
        (with respect to the Offer by General Dynamics Corporation and
                        Grail Acquisition Corporation)

                          --------------------------

                        NEWPORT NEWS SHIPBUILDING INC.
                            (Name of Subject Company)

                        NEWPORT NEWS SHIPBUILDING INC.
                       (Name of Persons Filing Statement)

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
                 (INCLUDING ASSOCIATED SERIES A PARTICIPATING
                  CUMULATIVE PREFERRED STOCK PURCHASE RIGHTS)
                        (TITLE OF CLASS OF SECURITIES)

                                    652228107
                     (Cusip Number of Class of Securities)

                            STEPHEN B. CLARKSON, ESQ.
                         NEWPORT NEWS SHIPBUILDING INC.
                             4101 WASHINGTON AVENUE
                             NEWPORT NEWS, VA 23607
                                 (757) 380-2000

          (Name, Address and Telephone Number of Person Authorized to
                Receive Notices and Communications on Behalf of
                         the Persons Filing Statement)

                          --------------------------

                                 With copies to:
                               Richard Hall, Esq.
                             Cravath, Swaine & Moore
                                825 Eighth Avenue
                               New York, NY 10019
                                 (212) 474-1000

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        [ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

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                                                                               2

          Newport News Shipbuilding Inc., a Delaware corporation (the "Company"), hereby amends and supplements its Solicitation/Recommendation Statement on Schedule 14D-9, originally filed with the SEC on May 4, 2001 and as amended and supplemented prior to the date hereto (the "Schedule 14D-9"), with respect to the offer by Grail Acquisition Corporation (the "Purchaser"), a wholly owned subsidiary of General Dynamics Corporation, a Delaware corporation ("General Dynamics"), to purchase all the issued and outstanding Shares of the Company. In this amendment to the Schedule 14D-9 and in future amendments thereto, the Offer is, from time to time, referred to as the "General Dynamics Offer" and the Shares are, from time to time, referred to as the "Company Shares". Capitalized terms not defined herein have the meanings assigned thereto in the Schedule 14D-9.

ITEM 8.  ADDITIONAL INFORMATION

          Item 8 of the Schedule 14D-9 is hereby amended and supplemented by adding the following text to the end thereof:

          On May 25, 2001, General Dynamics and the Company received from the Department of Justice a request for additional information under the HSR Act with respect to General Dynamics' planned acquisition of the Company. The waiting period under the HSR Act will expire 10 days after General Dynamics substantially complies with the request, unless it is extended by court order or by the consent of General Dynamics and the Company. The full text of the press release issued in connection therewith is attached as Exhibit (a)(5)(I) hereto and incorporated herein by reference.

ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS

          Item 9 of the Schedule 14D-9 is hereby amended and supplemented by adding the following text thereto:

          (a)(5)(I) Text of press release, dated May 25, 2001 (filed as Exhibit (a)(5)(xii) to General Dynamics' Schedule TO and incorporated herein by reference).

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                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    NEWPORT NEWS SHIPBUILDING INC.


                                    By: /s/ CHARLES P. WINGFIELD, JR.
                                       ---------------------------------------
                                       Name:  Charles P. Wingfield, Jr.
                                       Title: Vice President and Controller

Dated: May 29, 2001


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                                INDEX TO EXHIBITS

Exhibit No.            Description

----------             -----------

*(a)(1)(A)     Offer to Purchase dated May 4, 2001 (filed as Exhibit (a)(1)(i)
               to the Schedule TO of General Dynamics Corporation and Grail
               Acquisition Corporation filed with the SEC on May 4, 2001 (the
               "General Dynamics Schedule TO") and incorporated herein by reference).

*(a)(1)(B)     Form of Letter of Transmittal (filed as Exhibit (a)(1)(ii) to the
               General Dynamics Schedule TO and incorporated herein by reference).

*(a)(1)(C)     Form of Notice of Guaranteed Delivery (filed as Exhibit (a)(1)(i)
               to the General Dynamics Schedule TO and incorporated herein by reference).

*(a)(1)(D)     Form of Letter to Brokers, Dealers, Commercial Banks, Trust
               Companies and other Nominees (filed as Exhibit (a)(5)(i) to the General Dynamics Schedule TO and incorporated herein by reference).

*(a)(1)(E)     Form of Letter to Clients for Use by Brokers, Dealers, Commercial
               Banks, Trust Companies and other Nominees (filed as Exhibit
               (a)(5)(ii) to the General Dynamics Schedule TO and incorporated herein by reference).

*(a)(1)(F)     Guidelines for Certification of Taxpayer Identification Number on
               Substitute From W-9 (filed as Exhibit (a)(5)(iii) to the General
               Dynamics Schedule TO and incorporated herein by reference).

*(a)(1)(G)     Summary Advertisement published on May 4, 2001 (filed as Exhibit
               (a)(5)(v) to the General Dynamics Schedule TO and incorporated herein by reference).

*(a)(2)        Letter to stockholders from William P. Fricks dated May 4, 2001.

(a)(3)         Not Applicable.

(a)(4)         Not Applicable.

*(a)(5)(A)     Opinion of Credit Suisse First Boston Corporation dated April
               24, 2001 (Included as Annex B hereto).

*(a)(5)(B)     Information Statement pursuant to Section 14(f) of the Securities
               Exchange Act (Included as Annex A hereto).

*(a)(5)(C)     Text of press release issued by the Company, dated May 9, 2001, and letter from Northrop Grumman to the Company, dated May 8, 2001.

*(a)(5)(D)     Complaint filed by Patricia Heinmuller in the Court of Chancery of the State of Delaware, in and for New Castle County, on May 9, 2001 (filed as Exhibit (a)(5)(vii) to Amendment No. 2 to the
               General Dynamics Schedule TO and incorporated herein by reference).

*(a)(5)(E)     Complaint filed by Ellis Investments, Ltd. in the Court of
               Chancery of the State of Delaware, in and for New Castle
               County, on May 10, 2001 (filed as Exhibit (a)(5)(viii) to
               Amendment No. 2 to the General Dynamics Schedule TO and incorporated herein by reference).


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                                                                               5

*(a)(5)(F)     Complaint filed by David Bovie in the Court of Chancery of the
               State of Delaware, in and for New Castle County, on May 10, 2001
               (filed as Exhibit(a)(5)(ix) to Amendment No. 2 to the General
               Dynamics Schedule TO and incorporated herein by reference).

*(a)(5)(G)     Complaint filed by Efrem Weitschner, in the Court of Chancery of the State of Delaware, in and for New Castle County, on May 11,
               2001 (filed as Exhibit (a)(5)(x) to Amendment No. 2 to the
               General Dynamics Schedule TO and incorporated herein by reference).

*(a)(5)(H)     Complaint filed by Eric van Gelder, in the Court of Chancery of the State of Delaware, in and for New Castle County, on May 16,
               2001 (filed as Exhibit (a)(5)(xi) to Amendment No. 3 to the
               General Dynamics Schedule TO and incorporated herein by reference).

(a)(5)(I)      Text of press release, dated May 25, 2001 (filed as Exhibit
               (a)(5)(xii) to General Dynamics' Schedule TO and incorporated herein by reference).

*(e)(1) Agreement and Plan of Merger, dated April 24, 2001, among General Dynamics, the Purchaser and the Company (filed as Exhibit 2.1 to the Company's Current Report on Form 8-K dated April 25, 2001 and incorporated herein by reference).

*(e)(2) Confidentiality Agreement, dated March 26, 2001, between General Dynamics and the Company (filed as Exhibit (d)(2) to the General Dynamics Schedule TO and incorporated herein by reference).

*(e)(3) Amendment No. 1, dated as of April 24, 2001, to the Rights Agreement dated as of June 10, 1998, between the Company and First Chicago Trust Company of New York (now EquiServe Trust Company, N.A.) (filed as Exhibit 2 to the Company's Form 8-A/A dated April 25, 2001 and incorporated herein by reference).

(g)            Not Applicable.


* Previously filed.